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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ___________________

                                 SCHEDULE 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                                      Under
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                              ____________________

                                   CELANESE AG
                            (Name of Subject Company)

                              CELANESE CORPORATION
              (Translation of Subject Company's name into English)

                                   CELANESE AG
                        (Name of Person Filing Statement)

                          Ordinary Shares, No Par Value
                         (Title of Class of Securities)

                                    D1497A101
                      (CUSIP Number of Class of Securities)

                              Julie K. Chapin, Esq.
                          Vice President and Secretary
                          Celanese Americas Corporation
                                86 Morris Avenue
                                Summit, NJ 07901
                                 (908) 522-7500
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

                                    Copy to:
                               W. Jeffrey Lawrence
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

 X Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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                                  Exhibit Index

Exhibit
No.            Description
--------       -----------

99.1           Employee Letter dated December 22, 2003 and distributed on
               December 23, 2003

99.2           Form of Shareholder Letter dated December 23, 2003